Exhibit 5.1



                                                     May 27, 2004




Board of Directors
UniPro Financial Services, Inc.
1450 So. Dixie Highway, Suite 200
Boca Raton, FL 33432


Gentlemen:

We are counsel to UniPro Financial Services Inc. (the "Company") and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form SB-2 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of a self-underwritten "best-efforts" offering of 2,500 Redeemable Unit Warrants, 700,000 underlying common shares, and 150,000 presently issued and outstanding shares of the Company's common stock, par value $0.001 per share (the "Shares").

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended, the Shares, when issued in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.



Very truly yours,
/s/ Stewart Merkin
Law Office of
Stewart A Merkin, P.A.